EXHIBIT 99.1

Harsco Reports Fourth Quarter and Full-Year 2010 Results From Operations

  Fourth quarter diluted EPS from continuing operations of $0.15, before Infrastructure Segment restructuring charge; including restructuring charge, diluted EPS of ($0.62)
  Fourth quarter restructuring charge of $84.4 million or $0.77 per diluted share. Company anticipates Infrastructure Segment benefits of approximately $43 million in 2011 from restructuring actions, or approximately $0.39 per share, and fully annualized benefits of over $60 million beginning in 2012, or approximately $0.54 per share
  Full-year free cash flow of $209 million, exceeds Company's target
  Full-year diluted EPS from continuing operations of $0.91, before restructuring charge; including restructuring charge diluted EPS of $0.13
  Full-year sales of $3.04 billion
  Company reaffirms earnings guidance for 2011 in the range of $1.25 to $1.35 per diluted share from continuing operations

HARRISBURG, Pa., Jan. 27, 2011 (GLOBE NEWSWIRE) --Worldwide industrial services and engineered products company Harsco Corporation (NYSE:HSC) today reported fourth quarter and full-year 2010 results.

Fourth Quarter and Full-Year 2010 Highlights

Fourth quarter 2010 diluted EPS from continuing operations were $0.15 before the Infrastructure Segment restructuring charge; including the restructuring charge, diluted EPS from continuing operations were a loss of ($0.62). This compares with diluted EPS of $0.50 per share in the fourth quarter of 2009; last year's fourth quarter results benefited by approximately $0.14 per diluted share from a significantly lower effective tax rate when compared with the fourth quarter of this year, due to higher discrete tax benefits in 2009. Fourth quarter 2010 income (loss) from continuing operations was $13.4 million before the restructuring charge; after the restructuring charge was a loss of ($49.2) million.  On a comparative basis, fourth quarter 2009 income from continuing operations was $41.8 million. Sales in the fourth quarter 2010 declined approximately 2 percent to $757 million principally due to foreign currency translation, compared with $772 million in the fourth quarter of last year. Foreign currency translation reduced sales by approximately $19 million but did not have a material effect on pre-tax income compared with the fourth quarter of 2009.

As previously announced, the Company incurred an $84.4 million pre-tax restructuring charge in the fourth quarter of 2010, or $0.77 per diluted share, to address the realignment of the Company's Infrastructure business and position it for a return to profitability and future growth. The Company's actions are expected to generate pre-tax savings of approximately $43 million in 2011, or approximately $0.39 per diluted share, and over $60 million when fully annualized in 2012, or approximately $0.54 per diluted share.

For the full-year 2010, diluted EPS from continuing operations were $0.91 before the Infrastructure Segment restructuring charge; including the restructuring charge diluted EPS were $0.13. This compares with diluted EPS of $1.66 per share for the full-year 2009.  Last year's results benefited by approximately $0.28 per share from a significantly lower effective tax rate when compared with 2010 results, due to higher discrete tax benefits in 2009. Full-year 2010 income from continuing operations was $79.2 million before the restructuring charge; including the restructuring charge was $16.6 million. On a comparative basis, full-year 2009 income from continuing operations was $140.8 million.  Sales for the full-year 2010 were $3.04 billion, compared with sales of $2.99 billion in 2009. For the full-year 2010, foreign currency translation reduced sales by approximately $9 million, but increased pre-tax income by approximately $4 million or $0.04 per diluted share when compared with the results for the full-year 2009.

Comment

Commenting on the Company's results, Harsco Chairman, President and Chief Executive Officer Salvatore D. Fazzolari said, "I am pleased to report that we closed the year on a positive note. We exceeded our earnings forecast for the fourth quarter, we exceeded our very challenging free cash flow target for the year, and we successfully executed the restructuring of the Harsco Infrastructure Segment according to plan. This restructuring will be substantially completed by the end of the first quarter 2011.  We ended the year with a strong balance sheet and excellent financial flexibility.

"Our overall results for the fourth quarter were better than expected, notwithstanding the restructuring charge for Harsco Infrastructure. All of our operating units performed near or better than expectations, with our Harsco Rail business again exceeding expected results, partly due to a shipment accelerated to the fourth quarter 2010 from the first quarter of 2011 at the request of the customer. Within our newly constituted Harsco Metals & Minerals reporting segment, the fourth quarter contained a number of one-off charges that somewhat reduced this Segment's otherwise encouraging performance. With the primary restructuring actions of our Harsco Infrastructure business near completion, this clearly sets the stage for improved results for this business starting in the second quarter of 2011 and, with some end-market improvement, a return to full-year profitability in 2012 and beyond.

"Most pleasing in the quarter were the strong free cash flows that we generated. These results allowed the Company to produce $209 million of free cash flow in 2010, above our stated goal for the year of $200 million. In the past three years (2008-2010), we have generated approximately $600 million in free cash flow during arguably the most difficult economic period in the modern history of the Company. This performance gives us further confidence in our stated five-year goal of achieving $1 billion in free cash flow in the period 2011-2015.

"As I stated at our December investor conference and as posted to our Harsco website, much has been achieved over the past three years to transform the Company. I believe that 2011 will be a year of transition that will lay the foundation for an era of continuing and consistent growth for the Company over the next five years.

"As such, we are reaffirming the earnings guidance for 2011 that we gave in December in the range of $1.25 to $1.35 per diluted share from continuing operations. As we also stated in December, however, results for the first quarter of 2011 will be lower than those of the prior year first quarter due to the timing of shipments in our Harsco Rail business, including the acceleration of a shipment from the first quarter of 2011 into the fourth quarter of 2010 at the customer's request, and the combination of the carryover of restructuring efforts and lower year-over-year volumes in the Middle East for our Harsco Infrastructure business. Therefore, our present outlook is for first quarter 2011 earnings from continuing operations to be in the range of $0.00 to $0.05 per diluted share, compared with $0.10 per share in the first quarter of 2010."

Fourth Quarter Business Review

Harsco Infrastructure

Sales in the fourth quarter decreased 8 percent to $265 million from $287 million last year. Foreign currency translation reduced sales by approximately $13 million in the quarter but did not have a material effect on operating income when compared with the fourth quarter of 2009. An operating loss, before restructuring charges, of ($14.4) million was incurred in the quarter, compared with operating income in last year's fourth quarter of $2.2 million. As previously noted, during the quarter the Company took an $84.4 million restructuring charge in its Harsco Infrastructure segment to permanently reduce the cost base of this business and set the stage for future earnings growth.

Despite continuing adverse end-market conditions in the final quarter of 2010, and the expected difficult first quarter of 2011, the Company has a positive longer-term outlook for Harsco Infrastructure. As noted in December, substantial restructuring actions being taken are expected to result in approximately $43 million in cost savings in 2011 for this business and over $60 million once fully annualized in 2012. The restructuring actions are on target to be substantially complete by the end of the first quarter of 2011.

Further, there are some early indications that the severe decline in non-residential construction in the end-markets served by Harsco Infrastructure may be reaching a bottom in the first quarter of 2011 and that a gradual turn-around in end-market conditions may be in evidence in the latter part of 2011 or by early 2012.

Harsco Metals & Minerals

Effective with the fourth quarter of 2010, the Company is now reporting Harsco Metals and Harsco Minerals as one segment, reflecting the increasing operating synergies of these businesses within the Company's global markets.

Sales in the fourth quarter increased 4 percent to $372 million from $356 million in last year's comparable quarter. Operating income in the quarter was $23.9 million, compared with $25.7 million in last year's quarter. Operating margins in the quarter were 6.4 percent, compared with 7.2 percent in last year's quarter. Compared with the fourth quarter of 2009, foreign currency translation reduced sales in the quarter by approximately $6 million and did not have a material effect on operating income.

When compared with last year's fourth quarter, the current quarter included net special items such as severance, exit costs and other items totaling approximately $5 million, which lowered operating margins by approximately 130 basis points.

Looking ahead, the outlook for this Segment remains positive. Global steel production appears to have stabilized, with the potential for further growth from increased global economic activity as well as future improvement in the global non-residential construction market. In addition, the Company continues to see significant new bidding activities for its wide range of value-adding services to mills around the world, and also anticipates the start-up in 2011 of several key contract awards previously announced by the Company.

Harsco Rail

As expected, sales in the quarter decreased to $61 million, down approximately 18 percent from sales of $75 million in the comparable quarter of last year. Consequently, operating income of $9.7 million was lower than the $12.5 million in last year's comparable quarter, as expected. Nevertheless, operating margins of 15.9 percent were still only 90 basis points lower than the 16.8 percent operating margins reported in the fourth quarter of 2009. Foreign currency did not have a meaningful impact on results in the quarter when compared with the comparable prior year quarter.

To reiterate previous communications, the quarterly results of Harsco Rail are affected by the timing of unit deliveries as they are completed. In the first half of 2010, there was a significant acceleration of deliveries at the request of a major customer, which therefore reduced delivery volumes in the second half of the year. For the full year, however, Harsco Rail achieved record sales, operating income and operating margins.

Another year of strong results is expected in 2011. This outlook is underpinned by existing backlogs and strong new order bidding activity, as the Company discussed at its December investor conference, the content of which has been posted to the Company's website at www.harsco.com.

Harsco Industrial

With the reporting of Harsco Minerals and Harsco Metals as one segment, Harsco Industrial is now being reported as a stand-alone business segment beginning with the fourth quarter of 2010.

Sales in the quarter increased by approximately 10 percent to $60 million from last year's $55 million. However, operating income of $10.4 million was 25 percent lower than last year's $14.0 million in the comparable quarter. Likewise, fourth quarter 2010 operating margins of 17.4 percent were lower than the 25.7 percent achieved in the comparable quarter of 2009. The principal reasons for the lower operating income and margins in the fourth quarter of 2010 in comparison with the same quarter last year were higher LIFO cost in 2010 and the recovery of bad debt expense in 2009. Foreign currency translation did not have a material impact on results in the quarter when compared with the fourth quarter of last year.

The outlook remains positive for Harsco Industrial. As discussed at the Company's December investor conference, the new executive management for this Segment sees significant growth opportunities to expand this business beyond its traditional North American focus and achieve a broader global market for its highly engineered products. Included in this strategy is the establishment of certain joint venture partnerships in key geographies, several of which are currently under development.

Liquidity, Capital Resources and Other Matters

Net cash provided by operating activities for the full year 2010 was $401 million, compared with $434 million for the prior year. Net cash used by investing activities was $202 million, compared with $269 million in 2009. A modest increase in capital expenditures year-over-year of $27 million is principally due to capital required for new contract signings in the Harsco Metals & Minerals Segment. Free cash flow (cash from operations less capital expenditures) was $209 million in 2010, compared with the record $269 million in the prior year. The year-over-year decline is the result of substantially lower income for the Harsco Infrastructure business. The Company's target is to average $200 million in free cash flow per year over the next five years.

As a result of its strong free cash flows in 2010, the Company reduced total debt as of December 31, 2010 to $885 million, compared with total debt of $985 million at December 31, 2009, a reduction of $100 million. The total debt-to-capital ratio at December 31, 2010 was 37.6 percent, down from 39.5 percent as of the prior year-end and the lowest year-end debt-to-capital ratio since 1998.

Due to the difficult and challenging operating environment for Harsco Infrastructure throughout the year, Economic Value Added (EVA®) declined in 2010.

Discontinued Operations

For the full year 2010, discontinued operations were a loss after tax of $4.1 million, or $0.05 per diluted share, compared with a loss after tax of $15.1 million or $0.19 per diluted share in 2009.

Forward Looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "may," "could," "believes," "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Harsco, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the worldwide business environment in which the Company operates, including general economic conditions; changes in currency exchange rates, interest rates, commodity and fuel costs and capital costs; changes in the performance of the equity and debt markets that could affect, among other things, the valuation of the assets in the Company's pension plans and the accounting for pension assets, liabilities and expenses; changes in governmental laws and regulations, including environmental, tax and import tariff standards; market and competitive changes, including pricing pressures, market demand and acceptance for new products, services, and technologies; unforeseen business disruptions in one or more of the many countries in which the Company operates due to political instability, civil disobedience, armed hostilities, public health issues or other calamities; the seasonal nature of the Company's business; our ability to successfully enter into new contracts and complete new acquisitions or joint ventures in the timeframe contemplated or at all; the recent global financial and credit crisis, which could result in our customers curtailing development projects, construction, production and capital expenditures, which, in turn, could reduce the demand for our products and services and, accordingly, our sales, margins and profitability; the financial condition of the Company's customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; the successful integration of the Company's strategic acquisitions; the amount and timing of repurchases of the Company's common stock, if any; our ability to successfully implement cost-reduction initiatives; and other risk factors listed from time to time in the Company's SEC reports. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 10:00 a.m. Eastern Time to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (973) 200-3957 for international callers. Enter Conference ID number 35483966. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning at approximately 11:00 am ET today through Monday, January 31, 2011. The telephone replay dial-in number is (800) 642-1687, or (706) 645‑9291 for international callers. Enter Conference ID number 35483966.

About Harsco

Harsco Corporation is a diversified, global industrial services and engineered products company serving major industries that are fundamental to worldwide economic growth. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=361

HARSCO CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
	Three Months Ended December 31		Twelve Months Ended December 31
(In thousands, except per share amounts)	2010	2009	2010	2009
Revenues from continuing operations:
Service revenues	$ 646,172	$ 651,117	$ 2,511,505	$ 2,442,198
Product revenues	111,179	121,374	527,173	548,379
Total revenues	757,351	772,491	3,038,678	2,990,577

Costs and expenses from continuing operations:
Cost of services sold	513,538	512,356	1,994,637	1,897,408
Cost of products sold	78,645	75,669	342,242	354,730
Selling, general and administrative expenses	131,128	127,716	532,624	509,071
Research and development expenses	1,293	915	4,271	3,151
Other expense	88,493	1,133	86,473	7,561
Total costs and expenses	813,097	717,789	2,960,247	2,771,921

Operating income (loss) from continuing operations	(55,746)	54,702	78,431	218,656

Interest income	818	984	2,668	2,928
Interest expense	(13,383)	(16,126)	(60,623)	(62,746)

Income (loss) from continuing operations before income taxes and equity income	(68,311)	39,560	20,476	158,838

Income tax benefit (expense)	19,020	2,000	(4,276)	(18,509)
Equity in income of unconsolidated entities, net	81	224	390	504

Income (loss) from continuing operations	(49,210)	41,784	16,590	140,833

Discontinued operations:
Loss from discontinued business	(1,054)	(813)	(7,249)	(21,907)
Income tax benefit	402	237	3,118	6,846
Loss from discontinued operations	(652)	(576)	(4,131)	(15,061)
Net Income (loss)	(49,862)	41,208	12,459	125,772
Less: Net income attributable to noncontrolling interests	(1,260)	(1,813)	(5,705)	(6,995)
Net Income (loss) attributable to Harsco Corporation	$ (51,122)	$ 39,395	$ 6,754	$ 118,777

Amounts attributable to Harsco Corporation common stockholders:
Income (loss) from continuing operations, net of tax	$ (50,470)	$ 39,971	$ 10,885	$ 133,838
Loss from discontinued operations, net of tax	(652)	(576)	(4,131)	(15,061)
Net income (loss) attributable to Harsco Corporation common stockholders	$ (51,122)	$ 39,395	$ 6,754	$ 118,777

Weighted-average shares of common stock outstanding	80,598	80,325	80,569	80,295
Basic earnings per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$ (0.63)	$ 0.50	$ 0.14	$ 1.67
Discontinued operations	(0.01)	(0.01)	(0.05)	(0.19)
Basic earnings per share attributable to Harsco Corporation common stockholders	$ (0.63) (a)	$ 0.49	$ 0.08 (a)	$ 1.48

Diluted weighted-average shares of common stock outstanding	80,804	80,674	80,761	80,586
Diluted earnings per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$ (0.62)	$ 0.50	$ 0.13	$ 1.66
Discontinued operations	(0.01)	(0.01)	(0.05)	(0.19)
Diluted earnings per share attributable to Harsco Corporation common stockholders	$ (0.63)	$ 0.49	$ 0.08	$ 1.47
(a) Does not total due to rounding.

HARSCO CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)	December 31 2010	December 31 2009
ASSETS
Current assets:
Cash and cash equivalents	$ 124,238	$ 94,184
Trade accounts receivable, net	585,301	598,318
Other receivables	29,299	30,865
Inventories	271,617	291,174
Other current assets	144,491	154,797
Total current assets	1,154,946	1,169,338
Property, plant and equipment, net	1,366,973	1,510,801
Goodwill	690,787	699,041
Intangible assets, net	120,959	150,746
Other assets	135,555	109,314
Total assets	$ 3,469,220	$ 3,639,240
LIABILITIES
Current liabilities:
Short-term borrowings	$ 31,197	$ 57,380
Current maturities of long-term debt	4,011	25,813
Accounts payable	261,509	215,504
Accrued compensation	83,928	67,652
Income taxes payable	9,718	5,931
Dividends payable	16,505	16,473
Insurance liabilities	25,844	25,533
Advances on contracts	128,794	149,413
Other current liabilities	206,358	187,403
Total current liabilities	767,864	751,102
Long-term debt	849,724	901,734
Deferred income taxes	35,642	90,993
Insurance liabilities	62,202	61,660
Retirement plan liabilities	223,777	250,075
Other liabilities	61,866	73,842
Total liabilities	2,001,075	2,129,406
EQUITY
Harsco Corporation stockholders' equity:
Common stock	139,514	139,234
Additional paid-in capital	141,298	137,746
Accumulated other comprehensive loss	(185,932)	(201,684)
Retained earnings	2,073,920	2,133,297
Treasury stock	(737,106)	(735,016)
Total Harsco Corporation stockholders' equity	1,431,694	1,473,577
Noncontrolling interests	36,451	36,257
Total equity	1,468,145	1,509,834
Total liabilities and equity	$ 3,469,220	$ 3,639,240

HARSCO CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
	Twelve Months Ended December 31
(In thousands)	2010	2009

Cash flows from operating activities:
Net income	$ 12,459	$ 125,772
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	279,234	282,976
Amortization	36,005	28,555
Equity in income of unconsolidated entities, net	(390)	(504)
Dividends or distributions from unconsolidated entities	176	410
Loss on disposal of discontinued business	7,249	21,907
Harsco Infrastructure Segment restructuring plan	72,975	--
Other, net	(20,629)	(15,762)
Changes in assets and liabilities, net of acquisitions and dispositions of businesses:
Accounts receivable	4,395	111,207
Inventories	12,599	35,798
Accounts payable	36,529	(54,701)
Accrued interest payable	(2,615)	(1,305)
Accrued compensation	16,305	(23,402)
Income taxes	(18,480)	(36,692)
Advances on contracts	(20,822)	4,242
Other assets and liabilities	(13,563)	(44,043)

Net cash provided by operating activities	401,427	434,458

Cash flows from investing activities:
Purchases of property, plant and equipment	(192,348)	(165,320)
Purchases of businesses, net of cash acquired	(27,643)	(103,241)
Proceeds from sales of assets	22,663	2,115
Other investing activities	(4,695)	(2,914)

Net cash used by investing activities	(202,023)	(269,360)

Cash flows from financing activities:
Short-term borrowings, net	(25,706)	(79,670)
Current maturities and long-term debt:
Additions	747,213	482,493
Reductions	(821,038)	(487,171)
Cash dividends paid on common stock	(65,976)	(63,813)
Dividends paid to noncontrolling interests	(5,850)	(3,487)
Purchase of noncontrolling interest	(1,159)	(13,057)
Contributions of equity from noncontrolling interests	698	5,332
Common stock issued-options	997	995
Other financing activities	(700)	(5,705)

Net cash used by financing activities	(171,521)	(164,083)

Effect of exchange rate changes on cash	2,171	1,833

Net increase in cash and cash equivalents	30,054	2,848

Cash and cash equivalents at beginning of period	94,184	91,336

Cash and cash equivalents at end of period	$ 124,238	$ 94,184

HARSCO CORPORATION
REVIEW OF OPERATIONS BY SEGMENT (Unaudited)

	Three Months Ended December 31, 2010		Three Months Ended December 31, 2009
(In thousands)	Sales	Operating Income (Loss)	Sales	Operating Income (Loss)

Harsco Infrastructure	$ 264,956	$ (98,879)	$ 287,238	$ 2,170
Harsco Metals & Minerals (a)	371,730	23,902	356,067	25,690
Harsco Rail	60,858	9,694	74,638	12,538
Harsco Industrial (a)	59,807	10,432	54,488	13,991
General Corporate	--	(895)	60	313
Consolidated Totals	$ 757,351	$ (55,746)	$ 772,491	$ 54,702

(a) Segment information for prior periods has been reclassified to conform with the current presentation. Previously, an All Other Category was comprised of the Harsco Minerals and Harsco Industrial operating segments. The Harsco Minerals operating segment has been combined with the Harsco Metals Segment to form the Harsco Metals & Minerals Segment. The Harsco Industrial operating segment now forms a separate segment for financial reporting.

	Twelve Months Ended December 31, 2010		Twelve Months Ended December 31, 2009
(In thousands)	Sales	Operating Income (Loss)	Sales	Operating Income (Loss)

Harsco Infrastructure	$ 1,031,807	$ (145,346)	$ 1,159,200	$ 68,437
Harsco Metals & Minerals (a)	1,461,531	117,915	1,257,098	43,303
Harsco Rail	313,262	66,124	306,016	56,542
Harsco Industrial (a)	231,898	42,871	268,023	55,084
General Corporate	180	(3,133)	240	(4,710)
Consolidated Totals	$ 3,038,678	$ 78,431	$ 2,990,577	$ 218,656

(a) Segment information for prior periods has been reclassified to conform with the current presentation. Previously, an All Other Category was comprised of the Harsco Minerals and Harsco Industrial operating segments. The Harsco Minerals operating segment has been combined with the Harsco Metals Segment to form the Harsco Metals & Minerals Segment. The Harsco Industrial operating segment now forms a separate segment for financial reporting.

HARSCO CORPORATION FREE CASH FLOW (Unaudited)
	Twelve Months Ended December 31
(In thousands)	2010	2009	2008

Net cash provided by operating activities	$ 401,427	$ 434,458	$ 574,276
Purchases of property, plant and equipment	(192,348)	(165,320)	(457,617)
Free cash flow	$ 209,079	$ 269,138	$ 116,659

Free Cash Flow is a non-GAAP financial measure.  The Company's Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand the Company's asset base and are expected to generate future cash flows from operations.  It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

HARSCO CORPORATION
REVIEW OF OPERATING INCOME BY SEGMENT
EXCLUDING RESTRUCTURING CHARGE (a) – Addendum (Unaudited)

Three Months Ended December 31, 2010	Operating Income (Loss)
(In thousands)	As Reported	Restructuring Charge	Excluding Restructuring Charge
Harsco Infrastructure	$ (98,879)	$ 84,440	$ (14,439)
Harsco Metals & Minerals	23,902	--	23,902
Harsco Rail	9,694	--	9,694
Harsco Industrial	10,432	--	10,432
General Corporate	(895)	--	(895)
Consolidated Totals	$ (55,746)	$ 84,440	$ 28,694

Twelve Months Ended December 31, 2010	Operating Income (Loss)
(In thousands)	As Reported	Restructuring Charge	Excluding Restructuring Charge
Harsco Infrastructure	$ (145,346)	$ 84,440	$ (60,906)
Harsco Metals & Minerals	117,915	--	117,915
Harsco Rail	66,124	--	66,124
Harsco Industrial	42,871	--	42,871
General Corporate	(3,133)	--	(3,133)
Consolidated Totals	$ 78,431	$ 84,440	$ 162,871

(a) The Company's management believes operating income excluding the restructuring charge is useful to investors because it provides an overall understanding of the Company's historical financial performance and future prospects. Exclusion of these items permits evaluation and comparison of results for the Company's core business operations, and it is on this basis that management internally assesses the Company's performance.

HARSCO CORPORATION
RECONCILIATION OF INCOME (LOSS) FROM CONTINUING OPERATIONS (GAAP BASIS) TO INCOME FROM CONTINUING OPERATIONS, EXCLUDING RESTRUCTURING CHARGE (a) (Unaudited)
(In thousands)

	Three Months Ended December 31	Twelve Months Ended December 31
	2010	2010

Income (loss) from continuing operations (GAAP basis)	$ (49,210)	$ 16,590

Restructuring charge:

Severance and other employee related costs	(21,075)	(21,075)
Operating exit costs	(20,433)	(20,433)
Product line rationalization	(34,302)	(34,302)
Asset impairment	(8,500)	(8,500)
Other	(130)	(130)
Restructuring charge, before tax	(84,440)	(84,440)
Tax benefit	21,806	21,806
Restructuring charge, after tax	(62,634)	(62,634)

Income from continuing operations, excluding restructuring charge	$ 13,424	$ 79,224

(a) The Company's management believes operating income excluding the restructuring charge is useful to investors because it provides an overall understanding of the Company's historical financial performance and future prospects. Exclusion of these items permits evaluation and comparison of results for the Company's core business operations, and it is on this basis that management internally assesses the Company's performance.

HARSCO CORPORATION
REVIEW OF OPERATIONS BY SEGMENT (Unaudited)
2010, 2009 AND 2008 RECLASSIFIED TO SEPARATELY PRESENT HARSCO METALS & MINERALS AND HARSCO INDUSTRIAL
(In thousands)

	Three Months Ended March 31, 2010		Three Months Ended March 31, 2009		Three Months Ended March 31, 2008
	Sales	Operating Income (Loss)	Sales	Operating Income (Loss)	Sales	Operating Income (Loss)

Harsco Infrastructure	$ 250,629	$ (19,273)	$ 283,746	$ 18,837	$ 378,824	$ 37,838
Harsco Metals & Minerals	344,262	19,284	271,613	367	465,664	39,700
Harsco Rail	95,402	20,414	59,840	7,224	59,118	9,087
Harsco Industrial	52,053	8,378	81,631	13,035	84,124	14,362
General Corporate	60	(564)	60	(2,292)	60	(1,607)
Consolidated Totals	$ 742,406	$ 28,239	$ 696,890	$ 37,171	$ 987,790	$ 99,380

	Three Months Ended June 30, 2010		Three Months Ended June 30, 2009		Three Months Ended June 30, 2008
	Sales	Operating Income (Loss)	Sales	Operating Income (Loss)	Sales	Operating Income (Loss)

Harsco Infrastructure	$ 262,653	$ (13,551)	$ 308,765	$ 24,928	$ 429,176	$ 58,134
Harsco Metals & Minerals	376,188	40,702	300,877	9,861	506,928	59,857
Harsco Rail	86,327	21,614	94,301	21,996	69,374	10,644
Harsco Industrial	61,313	13,716	72,972	15,022	94,050	18,649
General Corporate	40	(614)	60	(1,448)	60	(1,445)
Consolidated Totals	$ 786,521	$ 61,867	$ 776,975	$ 70,359	$ 1,099,588	$ 145,839

	Three Months Ended September 30, 2010		Three Months Ended September 30, 2009		Three Months Ended September 30, 2008
	Sales	Operating Income (Loss)	Sales	Operating Income (Loss)	Sales	Operating Income (Loss)

Harsco Infrastructure	$ 253,569	$ (13,643)	$ 279,450	$ 22,503	$ 393,292	$ 59,998
Harsco Metals & Minerals	369,351	34,026	328,542	7,384	480,843	49,851
Harsco Rail	70,675	14,401	77,237	14,785	70,062	8,684
Harsco Industrial	58,726	10,345	58,932	13,035	100,640	16,727
General Corporate	80	(1,059)	60	(1,283)	60	(1,387)
Consolidated Totals	$ 752,401	$ 44,070	$ 744,221	$ 56,424	$ 1,044,897	$ 133,873

HARSCO CORPORATION
REVIEW OF OPERATIONS BY SEGMENT (Unaudited)
2010, 2009 AND 2008 RECLASSIFIED TO SEPARATELY PRESENT HARSCO METALS & MINERALS AND HARSCO INDUSTRIAL
(In thousands)

	Three Months Ended December 31, 2010		Three Months Ended December 31, 2009		Three Months Ended December 31, 2008
	Sales	Operating Income (Loss)	Sales	Operating Income (Loss)	Sales	Operating Income (Loss)

Harsco Infrastructure	$ 264,956	$ (98,879)	$ 287,238	$ 2,170	$ 338,966	$ 29,412
Harsco Metals & Minerals	371,730	23,902	356,067	25,690	325,542	(11,798)
Harsco Rail	60,858	9,694	74,638	12,538	79,042	7,991
Harsco Industrial	59,807	10,432	54,488	13,991	91,937	12,513
General Corporate	--	(895)	60	313	60	(5,221)
Consolidated Totals	$ 757,351	$ (55,746)	$ 772,491	$ 54,702	$ 835,547	$ 32,897

	Twelve Months Ended December 31, 2010 (a)		Twelve Months Ended December 31, 2009 (a)		Twelve Months Ended December 31, 2008 (a)
	Sales	Operating Income (Loss)	Sales	Operating Income (Loss)	Sales	Operating Income (Loss)

Harsco Infrastructure	$ 1,031,807	$ (145,346)	$ 1,159,200	$ 68,437	$ 1,540,258	$ 185,382
Harsco Metals & Minerals	1,461,531	117,915	1,257,098	43,303	1,778,977	137,609
Harsco Rail	313,262	66,124	306,016	56,542	277,595	36,406
Harsco Industrial	231,898	42,871	268,023	55,084	370,752	62,251
General Corporate	180	(3,133)	240	(4,710)	240	(9,660)
Consolidated Totals	$ 3,038,678	$ 78,431	$ 2,990,577	$ 218,656	$ 3,967,822	$ 411,988

(a) The aggregation of three-month amounts may not total to twelve-month amounts due to rounding.
CONTACT: Investor Contact
         Eugene M. Truett
         717.975.5677
         etruett@harsco.com
         Media Contact
         Kenneth D. Julian
         717.730.3683
         kjulian@harsco.com